PART III

ITEM 10.           DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

DIRECTORS

Herbert S. Winokur, Jr., 51   Director and Chairman  of the Board since  1988,
                          term expires 1996. President, Winokur Holdings, Inc. (investment company). Formerly Senior Executive Vice President, Member, Office of the President, and Director, Penn Central Corporation. Director of ENRON Corporation; NacRe Corp.; NHP, Inc.; and Marine Drilling Companies, Inc.

Dan R. Bannister, 64*     Nominee;  Director  since  1985,  term  expires  1995.
                          Chief  Executive Officer  since 1985;  President since
                          1984.  Director of Industrial Training Corporation.

T. Eugene Blanchard, 64*  Director since 1988, term  expires 1997.  Senior
                          Vice President and Chief Financial Officer since 1979.

Russell E. Dougherty, 74  Director   since   1989,   term  expires   1996.
                          Attorney, McGuire, Woods, Battle & Boothe (law  firm).
                          Retired  General, United  States Air Force;  served as
                          Commander-in-Chief, Strategic Air Command and Chief of
                          Staff,  Allied  Command, Europe.   From  1980  to 1986
                          served  as   Executive  Director  of  the   Air  Force
                          Association  and  Publisher  of  Air  Force  Magazine.
                          Former  member of the Defense  Science Board.  Trustee
                          of  the Institute for  Defense Analysis.   Director of
                          The Aerospace Corp.

James H. Duggan, 59*      Director  since 1988,  term expires  1996.   Executive
                          Vice  President  since  1987;  President  of  Advanced
                          Technology Services Sector since July, 1994; President of Applied Sciences Group from 1991 to 1994.

Paul V. Lombardi, 53*     Director   since  July,   1994,  term   expires  1997.
                          Executive   Vice  President  since   1994;  President,
                          Government  Services  Sector  since  July  1994;  Vice
                          President  1992  to   1994;  President  of  Government
                          Services Group  1992 to 1994.   Senior Vice  President
                          and Group General Manager, Planning Research Corpora-tion from 1990 to 1992. Senior Vice President and
                          Group General  Manager, Advanced Technology  Inc. from
                          1988 to 1990.

Michael T. Masin, 50      Nominee; Director since November, 1994,  term expires,
                          1995.   Vice Chairman  of GTE Corporation  since 1993.
                          Partner,  O Melveny  &  Meyers,  Washington,  DC  1976
                          through  1993.   Director  of GTE  Corporation,  Trust
                          Company of the West, and Contel Cellular, Inc. Member of the Board of Trustees of American University;
                          Member of Council on Foreign Relations and a Member of Business Committee for Board of Trustees of Museum of
                          Modern Art.

Dudley C. Mecum II, 60    Director since 1988, term expires 1997.  Partner, G.L.
                          Ohrstrom   &  Co.  (investment   company).    Formerly
                          Chairman of  Mecum Associates,  Inc.  Served  as Group
                          Vice President and  Director, Combustion  Engineering,
                          Inc.     Director  of  The  Travelers  Inc.,  Lyondell
                          Petrochemical   Company,   Vicorp  Restaurants   Inc.,
                          Fingerhut Companies, Inc., and Roper Industries Inc.

David L. Reichardt, 52*   Nominee;  Director  since  1988,  term  expires  1995.
                          Senior Vice President and General Counsel  since 1986.
                          President  of  Dynalectric  Company, a  subsidiary  of
                          DynCorp,  from  1984 to  1986.    Vice  President  and
                          General Counsel of DynCorp from 1977 to 1984.

OTHER EXECUTIVE OFFICERS

Patrick G. Deasy, 56*     Vice  President   since  1993;  President   of  DynAir
                          Services Inc. since 1985.

Gerald A. Dunn, 61*       Vice President since 1973; Controller since 1967.

Edward B. Fernstrom, 46   Vice President, Chief Information Officer  since July,
                          1994,  Director, Management  Information  Systems from
                          June 1990 to 1994.

Mark Filteau, 44*         President  of  the  Federal  Sector   Information  and
                          Engineering Technology Strategic Business Unit ("SBU")
                          since December  1,  1994.   President  of  PRC  Public
                          Sector, March 1992 to 1994.  Vice President and Senior
                          Vice President of BDM International from 1986 to 1992.

H. Montgomery Hougen, 59  Vice  President  since   July,  1994;  Corporate
                          Secretary and Deputy General Counsel since 1984.

Richard A. Hutchinson, 50 Treasurer since 1978.

Marshal J. Hyman, 49      Vice  President since 1993;   Director of  Taxes since
                          1986.

Marshall S. Mandell, 52   Vice   President,  Business   Development,  Government
                          Sector  since  July,  1994;  Vice  President  Business
                          Development Applied Science Group from February 1992 to 1994.

Carl H. McNair, Jr., 61*  Vice  President  since  July,  1994;  President,
                          Federal Sector Enterprise Management SBU since July, 1994; President, Support Services Division from 1990 to 1994.

Ruth Morrel, 40           Vice  President, Law  & Compliance  since July,  1994;
                          Group General Counsel from 1984 to 1994.

John H. Saunders, 38*     Vice  President,  Finance   since  1993;  Director  of
                          Corporate Finance since 1990; Vice President, Finance,
                          Government Services Group from 1987 to 1990.

Holton B. Shipman, Jr., 48*   Vice  President  since  July,  1994;  President,
                          Federal  Sector   Environmental,  Energy  &   National
                          Security Programs SBU since July, 1994.

Richard E. Stephenson, 59 Vice   President,    Technology   &   Government
                          Relations since July, 1994; Vice President Strategic Planning, Government Services Group from 1991 to 1994.

John L. Sullivan, 59      Vice  President   of   Human  Resources,   Quality   &
                          Administration since January,  1995; Vice President of
                          Human Resources, Paramax Systems Corporation from 1986 to 1994.

Richard L. Webb, 62*      Vice  President   since  1988;  President   of  DynAir
                          Technical  Services  Group  since  1993,  President of
                          Aviation Services Group from 1985 to 1993.

Harold J. M. Williams, 58*    Vice    President   since    July,   1994;
                         President, Federal Sector Aerospace Technology SBU since July, 1994; President, Aerospace Operations Division from 1993 to 1994; Vice President Business Development Government Services Group from 1990 to 1993.

Robert G. Wilson, 53     Vice President and General Auditor since 1985.

* Officers designated by an asterisk are deemed to be officers for purposes of Rule 16a-1(f), as promulgated in Release No. 34-28869.

Stockholders Agreement

      Under the terms of the New Stockholders Agreement which expires on March 10, 1999, which has been adopted by substantially all management stockholders, including the officers named above, the management stockholders and outside investors who control approximately 56% of the voting stock on a fully diluted basis have agreed to the following procedure for election of directors. Capricorn Investors, discussed below, on behalf of itself and certain outside investors nominates four of the total number of directors; Company management nominates four directors; and the two groups agree on a ninth director, for whom all of the parties have agreed to vote. All of the current directors and nominees have been selected by this process.

ITEM 11.    EXECUTIVE COMPENSATION

Compensation

      The following table sets forth information regarding annual and long-term compensation for the chief executive officer and the other four most highly compensated executive officers of the Company. The table does not include information for any fiscal year during which a named executive officer did not hold such a position with the Company.

                                                  SUMMARY COMPENSATION TABLE

                                                                    Long Term Compensation
                                      Annual Compensation               Awards           Payouts
 (a)                           (b)     (c)         (d)         (f)          (g)             (h)         (i)
                                                               Restricted   Securities                  All Other



Dan R. Bannister              1994      350,000     165,000                                            27,159
President & Chief             1993      339,896     155,000                                            17,465
Executive Officer             1992      317,800     140,000                                            16,634

James H. Duggan               1994      243,147      95,000                                            19,875
Executive Vice President &    1993      248,736      90,000                                            12,813
Sector President              1992      234,688      80,000                                            13,767

Paul V. Lombardi              1994      240,405      95,000                                            19,394
Executive Vice President &    1993      219,663     100,000      105,000                               11,960
Sector President              1992       47,859      60,000      105,000                                2,338

T. Eugene Blanchard           1994      196,915      95,000                                            19,876
Senior Vice President &       1993      200,591      90,000                                            17,018
Chief Financial Officer       1992      189,131      75,000                                            16,634

David L. Reichardt            1994      190,547      95,000                                            17,906
Senior Vice President &       1993      193,371      90,000                                            11,793
General Counsel               1992      181,934      75,000                                            10,360

(1) Column (d) reflects bonuses earned and expensed during year, whether paid during or after such year.

(2) Value of restricted stock units determined in accordance with Restricted Stock Plan. There is no provision to pay dividends on restricted stock units. The following table reflects the number of restricted stock units in the respective accounts of the named individuals, whether vested or unvested, and the aggregate valuation as of December 31, 1994.

           Name                  No. of Units         Value ($)

           Dan R. Bannister         54,661             994,830
           James H. Duggan          58,212           1,059,458
           Paul V. Lombardi         12,000             218,400
           T. Eugene Blanchard      47,467             863,899
           David L. Reichardt       32,030             582,946

(3) Column (i) includes individual's pro rata share of the Company's contribution to the ESOP Trust, estimated for 1994, and the Company-paid portion of group term-life insurance and split-premium life insurance premiums covering the individual, as reflected in the following table.

                            ESOP Contributions ($)     Insurance Premiums ($)

      Name                  1994    1993      1992      1994   1993    1992

      Dan R. Bannister      6,832   8,912   8,912      20,327   8,553   7,722
      James H. Duggan       6,832   8,912   8,912      13,043   3,901   4,855
      Paul V. Lombardi      6,832   8,912   1,810      12,562   3,048     528
      T. Eugene Blanchard   6,832   8,912   8,912      13,044   8,106   7,722
      David L. Reichardt    6,832   8,912   8,912      11,074   2,881   1,448



Compensation of Directors

      Non-employee directors of the Company receive an annual retainer fee of $16,500 as directors and $2,750 for each committee on which they serve. The Company also pays non-employee directors a meeting fee of $1,000 for attendance at each Board meeting and $500 for attendance at committee meetings. Directors are reimbursed for expenses incurred in connection with attendance at meetings and other Company functions.

Directors and Officers Liability Insurance

      The Company has purchased and paid the premium for insurance in respect of claims against its directors and officers and in respect of losses for which the Company may be required or permitted by law to indemnify such directors and officers. The directors insured are the directors named herein and all directors of the Company's subsidiaries. The officers insured are all officers and assistant officers of the Company and its subsidiaries. There is no allocation or segregation of the premium as regards specific subsidiaries or individual directors and officers.

Employment-Type Contracts

      In September, 1987, the Company entered into change-in-control severance agreements with Messrs. Bannister, Duggan, Blanchard, and Reichardt, and certain other executive officers of DynCorp (the "Severance Agreements"). Each Severance Agreement provides that certain benefits, including a lump-sum payment, will be triggered if such executive is terminated following a change in control during the term of that executive's Severance Agreement, unless such termination occurs under certain circumstances set forth in the Severance Agreements. The Severance Agreements expire on December 31, 1995, but they are automatically extended. The amount of such lump sum payment would be equal to 2.99 times the sum of the executive's annual salary and the average annual amount paid to the executive pursuant to certain applicable compensation-type plans in the three years preceding the year in which the termination occurs. Other benefits include payment of any incentive compensation which has been allocated or awarded but not yet paid to the executive for a fiscal year or other measuring period preceding termination and a pro rata portion to the date of termination of the aggregate value of incentive compensation awards for uncompleted periods under such plans. Each Severance Agreement also provides that, if the aggregate of the lump sum payment to the executive and any other payment or benefit included in the calculation of "parachute payments" within the meaning of Section 280G of the Internal Revenue Code exceeds the amount the Company is entitled to deduct on its federal income tax return, the severance payments shall be reduced until no portion of the aggregate termination payments to the executive is not so deductible or the severance payment is reduced to zero. The Severance Agreements also provide that the Company will reimburse the executive for legal fees and expenses incurred by the executive as a result of termination except to the extent that the payment of such fees and expenses would not be, or would cause any other portion of the aggregate termination payments not to be, deductible by reason of Section 280G of the Code.

Compensation Committee Interlocks and Insider Participation

      The members of the Compensation Committee of the Board of Directors during 1994 were: Herbert S. Winokur, Jr., Chairman of the Board and Director; and Russell E. Dougherty, Director, and, as of November, 1994, Michael T. Masin, Director. None of the members are current or former employees of the Company, and, except for Mr. Winokur, whose relationship to Capricorn Investors, L.P. ("Capricorn") is described in Item 12, none have any relationship with the Company of the nature contemplated by Rule 404 of Regulation S-K.

      On February 12, 1992, the Company loaned $5,500,000 to Cummings Point Industries, Inc. ("CPI"), a Delaware corporation of which Capricorn owns more than 10%. The indebtedness is represented by a promissory note (the "Note"), bearing interest at the annual rate of 17%, which provides that interest is payable quarterly but that interest payments may be added to the principal of the Note rather than being paid in cash. The Note is subordinated to all senior debt of CPI. The Note was due six months after issuance, but it has been, and may continue to be, automatically extended for three-month periods until no later than February 12, 1996. By separate agreement, Capricorn agreed to purchase the Note from the Company upon three months' notice, for the amount of outstanding principal plus accrued interest. The purchase obligation is secured by certain common stock and warrants issued by the Company and owned by Capricorn.

      No executive officer of the Company serves on the board of directors or compensation committee of any entity (other than subsidiaries of the Company) whose directors or executive officers served on the Board of Directors or Compensation Committee of the Company.


ITEM 12.    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Voting Securities

      As of March 1, 1995, the Company had 7,405,153 shares of Common Stock and 123,711 shares of Class C Preferred Convertible Stock outstanding, which constituted all the outstanding voting securities of the Company. If all the shares issuable upon exercise of outstanding warrants, all the shares issuable upon conversion of outstanding Class C Preferred Convertible Stock and exercise of related warrants, and shares issuable as a result of immediate vesting and expiration of deferrals under the Restricted Stock Planer were to be issued, the outstanding voting securities following such dilution would consist of 12,435,676 shares of Common Stock (and no shares of Class C Stock). The following tables show beneficial ownership of issued voting shares as a percentage of currently outstanding stock and beneficial ownership of issued and issuable shares as a percentage of common stock on a fully diluted basis assuming all such conversions, exercises, and issuances.

Security Ownership of Certain Beneficial Owners

      The following table presents information as of March 1, 1995, concerning the only known beneficial owners of five percent or more of the Company's Common Stock and Class C Preferred Stock.

                                              Amount &                   Amount &
                                             Nature of                  Nature of        Percent
                                           Ownership of                Ownership of        of
Name and Address of              Title of   Outstanding    Percent      Diluted          Diluted
Beneficial Owner                  Class       Shares      of Class     Shares (3)      Shares (3)

Trustee of the DynCorp           Common      5,027,628       67.7%      5,027,628        40.0%
Employee Stock Ownership Trust               Direct(1)                  Direct(1)
c/o DynCorp
2000 Edmund Halley Dr.
Reston, VA  22091
Capricorn Investors, L.P.(2)     Common      292,369          3.9%      4,117,127        32.8%
72 Cummings Point Road                       Direct                     Direct
Stamford, CT  06902
Capricorn Investors, L.P.(2)     Class C     123,711          100%      N/A                -
72 Cummings Point Road           Preferred   Direct
Stamford, CT  06902


(1) Shares are held for the accounts of participants in the ESOP. When allocated to individual participant accounts, shares are voted upon instruction of the individual participants. Until so allocated, shares are voted upon the instruction of the ESOP Administrative Committee, 2000 Edmund Halley Drive, Reston, Virginia 22091.

(2) Herbert S. Winokur, Jr., Chairman of the Board and a Director of the Company, is the President of Winokur Holdings, Inc., which is the managing partner of Capricorn Holdings, G.P., which in turn is the general partner of Capricorn Investors, L.P.

(3) Assumes exercise of all outstanding warrants, conversion of Class C Stock, exercise of warrants issuable upon such conversion, full vesting of all remaining Restricted Stock Plan units, distribution of all deferred units under Restricted Stock Plan, and sale and distribution of Common Stock which is the subject of this registration statement.

Security Ownership of Management(1)

             Beneficial  ownership  of  the   Company's  equity  securities  by
directors and nominees for election to the Board, and all current officers and directors as a group, are set forth below:

                                     Amount & Nature                  Amount & Nature       Percent
                                      of Ownership        Percent       of Ownership          of
Name and Title of      Title of      of Outstanding         of           of Diluted         Diluted
Beneficial Owner         Class           Shares(2)        Class(3)        Shares(4)        Shares(3)(4)

D. R. Bannister         Common        300,337   Direct}     4.1%       354,998    Direct}      2.9%
President & Director                  7,356     Indirect)              7,356      Indirect}
T. E. Blanchard         Common        146,019   Direct}     2.2%       193,486    Direct}      1.7%
Senior Vice President                 14,292    Indirect)              14,292     Indirect}
& Director
R. E. Dougherty         Common        --        --          --         1,870      Direct        *
Director
J. H. Duggan            Common        121,610   Direct}     1.8%       179,882    Direct}      1.5%
Executive Vice                        12,723    Indirect)              12,723     Indirect}
President & Director
P. V. Lombardi          Common        5,275     Direct}      *         17,275     Direct}       *
Executive Vice                        831       Indirect)              831        Indirect}
President & Director
Michael T. Masin                       --        --          --         --         --           --
Director
D. C. Mecum II          Common         --        --          --        1,870      Direct        *
Director
D. L. Reichardt         Common         57,428    Direct}      *        89,458     Direct}       *
Senior Vice President                  10,983    Indirect)             10,983     Indirect}
& Director
H. S. Winokur, Jr.(5)   Common         292,369   Indirect   3.9%       4,117,127  Indirect    33.1%
Chairman of the
Board & Director        Class C        123,711   Indirect   100%       N/A                     --
                        Preferred

All officers and        Common         823,006   Direct}    17.2%      1,170,584  Direct}     43.4%
directors as a group                   456,077   Indirect              4,280,835  Indirect}

                        Class C        123,711   Indirect)  100%       N/A         --          --
                        Preferred                Indirect


(1) As disclosed in filings under the Securities Exchange Act of 1934 or otherwise known to the Company as of March 1, 1995. Shares held by the ESOP trustee but within individual voting control are included in the table, whether or not vested.

(2) Restricted stock units which have not been vested and converted into shares of stock and distributed pursuant to the Company's Restricted Stock Plan as of March 1, 1995 are not transferable by or within the voting control of the participants. Such units are not included in outstanding shares.

(3) An asterisk indicates that beneficial ownership is less than one percent of the class.

(4) Assumes exercise of all outstanding warrants, conversion of Class C Stock, exercise of warrants issuable upon such conversion, full vesting of all remaining Restricted Stock Plan units, distribution of all deferred units under Restricted Stock Plan, and sale and distribution of Common Stock which is the subject of this registration statement.

(5)   Includes  securities owned  by  Capricorn.    See  preceding  table  for
      relationship of Mr. Winokur thereto.


ITEM 13.        CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      Mr. Dougherty is of counsel to the law firm of McGuire, Woods, Battle & Boothe, which firm has provided legal services to the Company from time to time.

      Officers and directors who obtained securities through the Company's Management Employees Stock Purchase Plan and Restricted Stock Plan are subject to the New Stockholders Agreement described above. Under the terms of the New Stockholders Agreement, the Company's securities can not be sold individually to outside parties. Management employees of the Company whose employment is terminated may elect to retain their securities indefinitely, or under certain circumstances may be required to sell such securities, at the fair market price established by the Board of Directors from time to time, to the other stockholders or to the Company, and the Company is required to repurchase such securities at such price, subject to restrictions imposed by its Certificate of Incorporation and various financing agreements.